SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2004

FOREST OIL CORPORATION

(Exact name of registrant as specified in charter)

New York	1-13515	25-0484900
(State or other juris-	(Commission	(IRS Employer
diction of incorporation)	file number)	Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado  80202

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code:  303.812.1400

Item 2.  Acquisition or Disposition of Assets.

On June 28, 2004, Forest Oil Corporation (“Forest”) completed its cash tender offer for all outstanding shares of common stock of The Wiser Oil Company (“Wiser”), a publicly held Delaware company.  On June 30, 2004, Forest completed the merger of a wholly owned subsidiary of Forest, TWOCO Acquisition Corp., into Wiser.  As a result of the merger, Wiser became a wholly owned subsidiary of Forest.  The acquisition and merger were consummated in accordance with the terms of the Agreement and Plan of Merger among Forest, TWOCO Acquisition Corp., and Wiser dated May 21, 2004.  In connection with the execution of the Agreement and Plan of Merger, three stockholders of Wiser who collectively owned approximately 41% of the then outstanding shares of Wiser common stock (Wiser Investors, L.P., Wiser Investment Company, LLC and Dimeling, Schreiber & Park Reorganization Fund II, L.P.) each entered into a Stockholder Agreement with Forest and TWOCO Acquisition Corp.  Pursuant to the Stockholder Agreements, each of the stockholders agreed, among other things and subject to certain conditions, to tender their shares of Wiser common stock in Forest’s tender offer.

The total cash consideration to acquire all of the equity securities of Wiser, including common stock, warrants and options, will be approximately $171 million.  The amount of consideration was determined through arm’s length negotiations between Forest and Wiser.  In the merger, shares of Wiser common stock that were not tendered in the first step tender offer have been converted into the right to receive $10.60 per share in cash.  The source of funds used for the acquisition included the proceeds from a public offering of Forest’s common stock completed in May 2004 totaling $117 million, borrowings under the credit facilities among Forest, Canadian Forest Oil Ltd, the lenders named therein, Bank of America N.A., as U.S. syndication agent, Citibank N.A., as U.S. documentation agent,  JPMorgan Chase Bank, Toronto Branch, as Canadian Administrative Agent, Bank of Montreal, as Canadian Syndicate Agent, The Toronto-Dominion Bank, as Canadian Documentation Agent, and JPMorgan Chase Bank, as global administrative agent, and internally generated cash.

Forest also intends to use borrowings under its credit facility to finance the repayment of Wiser’s debt.   Wiser has given the notice of redemption of all of the outstanding 9 ½% Senior Subordinated Notes due 2007.  The redemption date is July 30, 2004 and the redemption price for all of the outstanding notes totals approximately $127 million.  In addition, Forest has paid or made arrangements to repay all of Wiser’s bank debt in the approximate amount of $36 million.

Wiser used its assets in the business of oil and gas exploration and production primarily in Texas, New Mexico, the Gulf Coast and Western Canada.  Forest currently intends to employ Wiser’s assets for similar purposes.  Forest has previously announced plans to dispose of certain non-strategic assets in the United States and Canada, primarily from its existing portfolio excluding Wiser.

The Agreement and Plan of Merger and each of the Stockholder Agreements were previously filed with the Securities and Exchange Commission on May 24, 2004, as an exhibit to Forest’s Current Report on Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)       Financial Statements of Business Acquired.

            Financial statements of Wiser have not been included herein but will be filed by an amendment to this Current Report on Form 8-K not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

(b)       Pro Forma Financial Information.

            The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

(c)                      Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit	Description

10.1

Agreement and Plan of Merger among Forest Oil Corporation, TWOCO Acquisition Corp. and The Wiser Oil Company dated May 21, 2004 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K for Forest filed on May 24, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: July 6, 2004	By	/s/ Newton W. Wilson III
Newton W. Wilson III
Senior Vice President –
General Counsel and Secretary